Exhibit 99.1

A. Schulman, Inc.
Third-Quarter 2003 Conference Call
July 10, 2003 – 3:30 p.m. ET

Operator:	Before we begin, the Company would like to remind you that statements made during this conference call which are not historical facts may be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied.

In addition, this conference call contains time-sensitive information that reflects management’s best analysis only as of the date of this live call. For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to A. Schulman’s quarterly earnings releases and periodic filings with the Securities and Exchange Commission.

As a reminder, this conference call is being recorded.

I would now like to turn the conference over to your host, Mr. Terry Haines, president and CEO of A. Schulman; also Mr. Robert Stefanko, CFO of A. Schulman. Mr. Haines, you may begin.

Terry Haines:	Thank you very much. Thank you for listening. Good afternoon. I would like to kick this off with doing some minute review of our third-quarter results. And also at the end, put some detail to our cost saving programs, of which we’re more than 80 percent completed and we’ll be finishing that off by the mid-August timeframe.

For the quarter, we, of course, as you see, have released an $0.08 per common share diluted earnings for the quarter. Of that, we were absorbing $4 million in charges for the U.S. cost saving program, but also had, probably, about $0.08 per share for the currency benefit for the strength of the Euro.

In the operating income for the third quarter, we had excellent performance from our European operation which generated approximately $19.2 million in operating income. Which was excellent results in somewhat of a slow environment in Europe and somewhat weak market, but in fact has finished up quite nicely.

North America had a very disappointing loss of $5.7 million in operating income for the period. I’ll go into some detail on what the factors were concerning that.

In gross profit, we had an increase to last year in Europe of approximately 12.3 percent, or almost $4 million, with a deterioration of 40 percent in North America, or $6.8 million less than what we had last year. And the reason for that was very low margins due to mix and low volumes – low orders for the period and low production volumes for the period.

In profit margins for the third quarter. In Europe we had some erosion because of the softness of the market, down to 17.9 percent, approximately 240 basis points reduction. In North America we had a disastrous reduction of 620 basis points with the expenses for the restructuring included, without it, it was a 510 point reduction down to 10.9 percent from 16 percent.

Breakout for Europe in margins – we had a reduction in manufacturing margins because of the slowness, down about 360 basis points, or 21.6 percent. And slight reductions of about 100 basis points for merchant and distribution – our resale business is respectively merchant at 11.4 and distribution at 12.2. Their results for a quarter that was somewhat difficult in the marketplace.

In the U.S., both in our merchant and distribution businesses, we saw about a 200 basis point improvement over last year – in merchant at 12 percent and distribution at 13 percent. Again about 200 basis points over last year, but a severe reduction in the manufacturing side of our business, before the expenses of restructuring, down to 10.3 percent from 17.4, a 710 basis point reduction.

And the reason for that is the mix of the business, too much of commodity versus our value-added products, very weak demand, low volumes overall both for the orders and the sales, but also the production for the period. So, of the erosion, split almost equally between both the manufacturing recovery fixed expense at the plants, about 350 basis points, and also the market conditions again on the mix and the selling price to cost to goods sold, another 350 basis points.

A very disappointing quarter. Surprisingly weak demand and a little bit surprising that we didn’t see some pickup towards the end of the quarter.

The good news is we’re seeing some improvement here in the European business, but certainly I think for North America its going to be difficult until we get into our new fiscal year.

In pounds sold, Europe was off approximately 7 percent, 18 million pounds, down to 250 million from 267. In North America, we’re off 5 percent or 8 million pounds down to 154 million pounds compared to last year at 161 million.

In manufacturing in Europe for the period in tonnage, they were up 3.4 percent with about 15 percent decreases both in merchant and the distribution business, totaling about 22 million pound reduction from last year’s numbers.

In North America, the reductions were spread across, with manufacturing down 5 percent or 5.4 million pounds for the period versus last year. Merchant was off 2 percent and distribution was off 7 percent for the third quarter.

The manufacturing utilization for the third quarter, worldwide we were at 84 percent versus 91 percent. North America was at 82 percent versus 90, again because of low volume of orders, manufacturing. And Europe was down to 86 percent from 91 percent last year. So a rather soft quarter worldwide.

Moving into the costs reduction programs of which were nearing completion, with the final being the closure of our Texas manufacturing facility approximately the 15th of August, has resulted in a reduction in headcount for the Corporation in the U.S. of about 15.5 percent of the employees. The reduction in manufacturing capacity is a 17 percent reduction. This, coupled with what we had in a cost-cutting program that we had in 2000, we have approximately 31 percent less manufacturing capacity to that period at the closure of the plant and over 30 percent reduction in headcount.

The cost savings, as related to the SG&A on payroll, is a savings of about $8.2 million. [Please note that the statement in the immediately preceding sentence incorrectly attributed the full $8.2 million of cost savings to SG&A. The statement, as corrected, should have been as follows: “$7.0 million of the savings will pertain to cost of sales and $1.2 million will pertain to SG&A.”] And we are certainly taking the charges for the severance, it being about a $2 million cost for the severance for the employees, of which it was about 126 employees.

The total benefit that we have for the whole program is going to equal about $15 million and, with the charges falling by the end of our fiscal year, as we go into the first quarter of next year we’re going to have a $15 million benefit going forward.

At this time, I’d like to turn it over to Bob Stefanko to give some financial review.

Bob Stefanko:	Alright. Thank you, Terry. Just a couple highlights maybe to add a little bit more detail to some of the financials.

The sales for the quarter were up about $39 million, almost 15 percent. That 15 percent consists of the following: tonnage was down 6.1 percent for the quarter, however, the positive impact of translation, mainly the

Euro, increased sales by $33 million or plus 12.7 percent. And price and mix increased sales by 8.3 percent. So if you take those three together, minus 6.1 tonnage, plus 12.7 percent translation, plus 8.3 percent price and mix, it gives you an increase in sales of 14.9 percent.

If you take the sales for the nine-month period, they were up 17.2 percent and that consists of – let’s go through the same exercise – tonnage was up 2.3 percent, translation increased sales by $72 million or 10.1 percent, and price and mix added 4.8 percent. You total those three together it comes to 17.2 percent.

And like Terry said earlier, the net income of $2.4 million was after restructuring reserve of $4 million. We’ve also indicated in the press release that total restructuring for the North American restructuring for the year will be around approximately $8 million or maybe somewhat more. So, based on that, you could expect another $4 million restructuring charge in the fourth quarter.

Currency continued to aid sales and net income. It had a significant impact, it increased net income for the quarter by $2.5 million or $0.08 per share and for the nine-month period by $5.1 million, or $0.17 per share. In fact, the Euro – the average rate of the Euro in this quarter versus the year-ago quarter, was up about 25 percent. And the Euro is currently running around $1.14, so you know you could expect very similar type impact in future periods.

If we go to the detail of the profit and loss statement, SG&A was 9.7 percent of sales for the quarter compared to 10.5 percent in the same period last year. Total SG&A was up $1,728,000, or 6 percent. The major reason for that, again, was the currency impact from the higher value of the Euro. The higher Euro, the translation effect, increased SG&A by about $2.8 million. So if you took the $2.8 million out of there, overall SG&A was down somewhat for the quarter.

Interest expense for the quarter was $1,148,000 compared to $1.4 million in the same quarter last year, that’s down $251,000 and it’s primarily due to a lower level of borrowings. We also had, in addition to the translation affect, we had foreign currency transaction losses of $2,188,000 in the quarter compared to $1,737,000 of losses last year. And what these are, these are the revaluation of our U.S. dollar positions in Canada and Mexico. In both of those locations, we sell a number of our accounts in U.S. dollars, so we had U.S. dollar receivables. When the U.S. dollar goes down, we have a loss on translation.

The effective tax rate for the quarter was 72.3 percent, compared with 33.3 percent last year. And the major reason for that is because of the losses that occurred in the United States, plus the restructuring charge of $4 million. All of those losses, no tax benefits have been recognized, so in effect, that puts you into a 72 percent tax rate.

For the year-to-date period, the effective tax rate was 53.5 percent versus 36.2 percent. The major reasons again, were because of domestic losses with no tax benefit recognized.

That doesn’t mean that we’ve lost those benefits, they are carry-forwards. And when the Company turns around, if the results of this program turn us into the black next year, basically, most of the income that we’re going to be generating should be, in effect, without any tax charges.

And to go over a couple of the balance sheet items. Cash was $42 million compared to $64 million at August, that declined $22 million since the beginning of the year and it’s primarily because we’ve paid a big dividend from our European operations into the U.S. and most of that money we used to pay down our debt.

Accounts receivable are up ... they’re up almost $37 million. Out of that $37 million, $21 million of that is due to the translation effect. Again, our reserve for bad debts is about $8.8 million, or 4 percent of gross receivables. And even though we are having some financial difficulties at some of our customers, just like everybody else in the industry, I do feel comfortable that we’re adequately covered at the present time.

Our inventories are up $48 million since August 31. The biggest reason has to do with, are mainly in Germany and in Belgium, however, the translation effected accounted for about $23 million of the increase in your overall inventories.

Capital expenditures for the 9 months were $13.6 million. They include a broad range of items. We started our project in China – there’s an investment in there for land – and we started breaking ground. We’re putting in another line in Indonesia, which will be starting up during the fourth quarter. We also broke ground for our new facility in Poland – that will be about a $3.5 million project. In addition to that, we’re adding some very specialized lines for Invision in our Bellevue facility, and etc.

Although capital expenditures were $13.6 million, depreciation for the nine months was $19 million. So, we did not even spend at the level of depreciation for the quarter. Total depreciation for the year should be in the area of somewhere around $24 million.

Our debt-to-total capital is around $24 million. And our debt at May 31 was $76.8 million. At the end of the preceding quarter it was $92 million,

so you can see we brought that down drastically through the repatriation of funds from Europe.

One item of other notice, other long-term liabilities have gone up about $8.5 million. And the primary reason there is, again, translation. And the biggest part occurred in our German operations where we have an unfunded pension plan which is common in Germany. The translation effect increased that liability by about $4.9 million and we had a provision for pension expense of about $1.9 million.

Our stockholders’ equity was $13.82 per share at the end of the quarter. It increased during the nine-month period by $1.57 or $46 million because of the translation effect from the balance sheet items, which is a very significant item.

Our stock last night was selling at around, just shy of $17.00, so our price-to-book is about 1.2 to 1. There’s been no repurchase of shares during the nine-month period, although we do have an ability to repurchase 1.7 million in future years, that goes from a Board approval from some years back.

So that pretty much covers the overall financial review which is kind of in addition to the press release that you already have.

Terry and I would like to open it up for questions and answers at this time.

Saul Ludwig, McDonald Investments:

Hi, good afternoon guys.

Terry Haines:	Hi, Saul. How are you?

Saul Ludwig:	Good. You said in your remarks, Terry, something about that Europe was starting to get a little better in recent weeks. Did I understand that correct? Or in your press release did it say that Europe was weakening. Could you just clarify what’s really happening in Europe?

Terry Haines:	We had a period towards the end of the third quarter where we saw some softness in the pricing and certainly the volumes fell off. And I think it’s more current that just very recently we’re seeing a flattening of that and some indication that we’re going to see a pickup as we move through the balance of the quarter, which we do not see in North America – it’s extremely weak, but in Europe it has flattened out and it’s stopped the erosion, to speak.

Saul Ludwig:	So, it sounded like June was not so good, July is kind of tracking ... not getting any worse?

Terry Haines:	Yes, exactly, exactly. And our people are hopeful that, like here, that there’s no inventory, there’s simply no inventory in the systems of our customers and the finished products. We think that in September that we should expect some ... at least we’re planning for some pickup.

Saul Ludwig:	You know every year you’re operating income in the fourth quarter in Europe is better than the third quarter. Would you expect that same thing to happen again this year?

Bob Stefanko:	I don’t think so Saul. I think based on the forecast that we’re getting from our people over there and what we’re seeing, I think we’re going to have some .. .there’ll be some margin erosion there and I don’t think our operating income is going to jump in the fourth quarter as it traditionally has.

Saul Ludwig:	OK. And second question, with regard to pricing here in the U.S. The game plan was to sort of take a pretty hard line on raising prices to at least cover your raw material cost, but it looks like there was some variable margin compression. I wonder if you could bring us up to speed with what the degree of success was in that endeavor and where we are today given that we’re seeing some raw material prices start to come down.

Terry Haines:	In the program that we had in rationalizing the North American business – there were two factors. One, that there is just business that we are exiting because of low profitability or the mix or the product doesn’t fit where we want to be. So these exits have, in some cases, hurt us from a standpoint of some gross profit.

We’re probably going to see an improvement, we had about 350 basis points of the erosion was based on very low utilization of the manufacturing facilities because the new system for manufacturing is smaller productions, less inventory, less building of inventory. We just haven’t had the demand to, in fact, get the plants up to a higher utilization. We expect, after the ceasing of production in Texas, to be at approximately ... if business gets to a normal level – not a high level – but a normal level, to be at approximately 94 to 95 percent in utilization. I think for the period I reported we were at 82 percent for the quarter. So we’re going to see some improvements there.

Also, because of the mix and the severe increase in raw materials for the period and the softness of the volume of business, that kind of a perfect storm scenario, we had another erosion of about 350 basis points. It was typically not normal. We’ve really experienced the lowest margins that we ever have in the market, plus we’re taking the expenses for the consulting and putting it through the system at reduction of the margins.

So I think going forward, we’re going to, for sure, see an improvement and it’s going to be based on just how much the business picks up once we get into the first quarter of next year.

Saul Ludwig:	Good. And just finally, Bob you ran over quickly, what was SG&A and minority interest in the quarter in just dollars?

Bob Stefanko:	One second ... SG&A for the quarter was $29,038,000, interest was $1,149,000, FX foreign currency transaction losses were $2,188,000, minority interest was $204,000.

Saul Ludwig:	Thank you very much.

Bob Stefanko:	OK.

Terry Haines:	Thank you.

John Roberts, Buckingham Research:

Terry Haines:	Hello John.

John Roberts:	Good afternoon guys.

Terry Haines/Bob Stefanko:	Hi.

John Roberts:	The volume declines I suspect here, and I think you indicated were exacerbated by customers bringing inventories down.

Terry Haines:	Yes.

John Roberts:	Do you have way to quantify that? You know, sort of what days inventory or a range were at the start of the quarter and maybe at the end of the quarter. Was it a big part of the volume decline?

Terry Haines:	Yes. I think so. We don’t have exact figures. We poll our customers, obviously our largest customers, and also I use a couple of producers who really watch the inventory levels for the commodities that they sell into that really is in conjunction with either our master batches or typical to products that we sell. And they believe there’s virtually no inventory in the system. I don’t have a number on average days for our customers, but it’s an extremely low level.

When we receive orders today, typically they want the material relatively quickly. Everybody is trying to improve the cash flow as much as possible, so we believe when the demand, in fact, does happen – the increase – it’s going to be a substantial increase to where we’re at today. What we’re concerned about is that we see it through all the markets. In automotive we expected a 15 million on the car build, but when we look at the other markets, including packaging and construction and consumer products, it’s down equally through all these markets. The demand is at a historically low level, and I think that’s as much inventory depletion as lack of orders to build product.

John Roberts:	So it’s fair to say we’re not going to see any rebuild of customer inventories here unless we either get prices going up sharply because of a spike in feedstock costs or demand picking up.

Terry Haines:	I think just the economy. I just think this consumer confidence and spending can’t answer that. We just can plan that we believe it’s going to be difficult through the summer and expect in September, October, November that we’ll see a steep pickup. They’re expecting polymer prices to flatten out by the end of the summer and some increases in the fall, which is what happened last year, and it may be the same kind of scenario.

John Roberts:	Thank you.

Terry Haines:	Yes sir.

Robert Ottenstein, Morgan Stanley:

Terry Haines:	Robert, how you doing?

Robert Ottenstein:	Hey guys. I don’t know if you gave us this, but can you tell me, either with the actual number amount of tons or the percent change, manufactured tons produced North America and Europe, the difference between Q2 and Q3?

Terry Haines:	In manufacturing tonnage, it was off 5 percent North America

Robert Ottenstein:	Sequentially, not year-over-year, sequentially.

Bob Stefanko:	Second quarter, I don’t have that.

Terry Haines:	We can get that. Do you have another question while Bob’s running to get those numbers?

Robert Ottenstein:	Do you have backlog numbers for U.S. and Europe?

Terry Haines:	I would say backlog in Europe is, again, starting to pick up a little bit. Would be at a four- to five-week level.

Robert Ottenstein:	Which is not terribly strong? Not for Europe, right?

Terry Haines:	It’s actually a good level for the summer months. You must remember that maybe the plants are down at least six weeks. It’s really a time that they shut the facilities down, our customers and also our facilities ... in North America it’s at a lower level, but we are producing now .. . .

Robert Ottenstein:	North America is maybe two to three or one to two?

Terry Haines:	I would say two to three week backlog, but we’re producing on a two week wheel, so in fact, it’s two weeks because that’s how we’re doing our production scheduling today. Bob’s back with that number for you.

Bob Stefanko:	Did you say total tonnage, Robert?

Robert Ottenstein:	Manufactured tonnage. Manufactured product, tonnage, sequentially Q2 to Q3, percent change North America and Europe

Bob Stefanko:	Europe went up 8.7 percent.

Robert Ottenstein:	And North America?

Bob Stefanko:	And North America, just a second here ... up 7.2 percent since the second quarter.

Robert Ottenstein:	Right.

Bob Stefanko:	From second to third.

Robert Ottenstein:	OK. Thank you very much.

Terry Haines:	OK. Thank you.

Operator:	Mr. Haines, I show no further questions in the queue. I would like to turn the conference back to you.

Terry Haines:	OK. I think that pretty much completes it, if there’s no other questions. Thank you very much. Thank you for listening.